EXHIBIT 99.1

Contacts:
Sujan Jain	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
Judith Wilkinson/Kelly Sullivan
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
TRANSMETA CORPORATION RECEIVES UNSOLICITED INDICATION OF
INTEREST FROM RILEY INVESTMENT MANAGEMENT
SANTA CLARA, CA. — February 1, 2008 — Transmeta Corporation (NASDAQ: TMTA) today confirmed that it has become aware of a letter from Riley Investment Management LLC (RIM) expressing interest in seeking to acquire all of the outstanding shares of Transmeta not already owned by RIM or its affiliates for $15.50 per share in cash, subject to numerous conditions.
Consistent with its fiduciary duties, the Transmeta Board of Directors will carefully consider and evaluate in due course RIM’s unsolicited indication of interest.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
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